UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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VAALCO ENERGY, INC.
(Name of Registrant as Specified in Its Charter)

NANES DELORME PARTNERS I LP NANES BALKANY PARTNERS LLC NANES BALKANY MANAGEMENT LLC JULIEN BALKANY DARYL NANES LEONARD TOBOROFF CLARENCE COTTMAN III
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On May 7, 2008, Nanes Delorme Partners I LP (“Nanes Delorme Partners”), together with the other participants named herein, filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of stockholders of VAALCO Energy Inc., a Delaware corporation.

Item 1: On May 19, 2008, Nanes Delorme Partners issued the following press release.  A copy of the press release was posted at http://www.ImproveVAALCO.com.

NANES DELORME PARTNERS FILES INVESTOR PRESENTATION IN SUPPORT OF ELECTION OF A MINORITY SLATE TO VAALCO’S BOARD OF DIRECTORS

Presentation Highlights Nanes Delorme Partners’ Concerns Regarding VAALCO’s Lack of Commitment to Enhance Stockholder Value

NEW YORK, NY – MAY 19, 2008 – Nanes Delorme Partners I L.P. (“Nanes Delorme Partners”) today announced that it has filed with the Securities and Exchange Commission an investor presentation for VAALCO Energy, Inc. (“VAALCO” or the “Company”) (NYSE: EGY) stockholders in which Nanes Delorme Partners urges VAALCO stockholders to vote for its minority slate of highly qualified, independent director nominees at VAALCO’s Annual Meeting on June 4, 2008.  The Nanes Delorme Partners director nominees are Mr. Julien Balkany, Mr. Leonard Toboroff and Mr. Clarence Cottman III.  The presentation and other proxy materials are available at www.ImproveVAALCO.com or www.sec.gov.

Nanes Delorme Partners, with associated entities, currently beneficially owns 4,700,000 of the outstanding shares of VAALCO, representing approximately 7.9% of the Company, making it the largest stockholder of VAALCO based on publicly available information.

The investor presentation filed today addresses what Nanes Delorme Partners believes are critical issues regarding VAALCO’s current incumbent directors and their sincere lack of interest in improving the Company’s strategic direction, operating performance and corporate governance.  The presentation includes, among other things, Nanes Delorme Partners’ concerns about VAALCO’s:

▪	Disappointing stock performance;
▪	Management and the Board’s dismissal of stockholder concerns;
▪	Lack of accountability and sub-standard corporate governance practices;
▪	Lack of consistent strategic vision and failure to consider strategic alternatives;
▪	Pattern of over-selling its exploration potential;
▪	Disastrous oil exploration diversification in the UK North Sea;
▪	Poor operational and financial performance;
▪	Underperformance compared to its E&P peers;
▪	Entrenched Board with conflicts of interest; and
▪	Willingness to squander shareholder funds on a shameless and meritless lawsuit.

Julien Balkany, a Managing Member of Nanes Balkany Partners LLC, the General Partner of Nanes Delorme Partners, stated: “The Board’s recent rhetoric, fabrications and baseless lawsuit demonstrates that it has no regard for its stockholders, nor the democratic process, and is uninterested in taking steps to increase stockholder value beyond the misguided strategy that management currently has in place.  The Board and management of VAALCO should focus their energy and resources on improving the Company’s poor performance and maximizing stockholder value rather than wasting stockholder money and trying to mislead investors.”

Mr. Balkany added, “We are also troubled by the apparent conflicts of interest at VAALCO and on its Board.  Despite having sold its controlling interest in VAALCO in early 2005, Brown Brothers Harriman appears to continue to have tremendous influence over the Board through its direct family ties to Chairman and CEO Robert L. Gerry III as well as its current role advising the Company.  In addition, Brown Brothers Harriman has little expertise in the oil and gas industry.  We believe stockholders deserve a truly independent financial advisory firm that possesses the correct industry and geographical focus in order to evaluate and explore all strategic alternatives.”

Mr. Balkany concluded, “We are committed to standing up for, and protecting the rights of, all stockholders.  We will not be deterred from expressing our views in a democratic process because it is alarmingly apparent that VAALCO stockholders need new independent voices on the Board.”

About Nanes Delorme Partners I LP

Nanes Delorme Partners I LP is a U.S.-based hedge fund that invests primarily in the oil and gas exploration and production sector. Nanes Delorme Partners I LP pursues active investments in publicly traded companies that it believes are trading at a significant discount to their intrinsic values or where one or more potential catalysts exist that could materially unlock the inherent value of those companies.

The General Partner of Nanes Delorme Partners I LP is Nanes Balkany Partners LLC.

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Media:
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Paul Caminiti/Dan Gagnier/Jane Simmons, 212-687-8080